Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                       INVESCO VAN KAMPEN SENIOR LOAN FUND

A Special Meeting ("Meeting") of Shareholders of Van Kampen Senior Loan Fund was held on Friday, April 16, 2010. The Meeting was held for the following purposes:

(1)  To approve a new investment advisory agreement with Invesco Advisers, Inc.

(2) To approve a new master sub-advisory agreement between Invesco Advisers, Inc. and its affiliates.

The results of the voting on the above matters were as follows:

                                                                          Votes       Votes       Broker
Matters                                                     Votes For    Against    Abstained   Non-Votes
-------                                                    ----------   ---------   ---------   ---------
(1)  To approve a new investment advisory agreement with
        Invesco Advisers, Inc. .........................   84,880,071   2,770,547   5,584,051       0
(2)  To approve a new master  sub-advisory  agreement
        between Invesco Advisers, Inc. and its
        affiliates......................................   84,561,153   2,885,121   5,788,395       0